NEWS RELEASE

FOR IMMEDIATE RELEASE

American Standard Achieves Record Sales And Earnings

•	Sales grow 7 percent to $2.34 billion

•	Earnings per diluted share increase 50 percent, up 24 percent on adjusted basis

•	Company reaffirms full-year earnings estimate

      Piscataway, N.J. – April 19, 2005 – American Standard today announced record first-quarter sales, net income and earnings per diluted share. Earnings were 57 cents per diluted share in accordance with Generally Accepted Accounting Principles (GAAP), up 50 percent from 38 cents a year ago.

      First-quarter earnings included a benefit from several tax items of 17 cents per diluted share, which was partially offset by operational consolidation expenses of $20 million or 7 cents per diluted share. Excluding the tax items and operational consolidation expenses, earnings were a record 47 cents per diluted share, 24 percent higher than first quarter last year. For the quarter, sales were $2.34 billion, up 7 percent from a year ago. Net income rose to $124.9 million, up 48 percent on a GAAP basis and up 22 percent excluding the tax items and operational consolidation expenses.

      “Volume and productivity drove our increased earnings from operations, overcoming continued pressure from commodity cost escalations, which we partially offset by price increases,” said Fred Poses, chairman and chief executive officer. “We achieved these results despite short-term production issues that affected Bath and Kitchen sales and costs in Europe.

      “We continue to invest in marketing and our new product pipeline, which we believe will produce results this year and even greater benefits going forward,” said Poses. “In addition, we’re encouraged by the order and pricing trends for air conditioning equipment. Although commodity cost escalations have outpaced price realization, we’re increasingly closing the gap. With this expected improvement in the largest part of our business and strength in the rest of our company, we’re confident of our ability to deliver strong growth in sales, earnings, margin and cash flow for the entire year.

      “For the second quarter, we expect sales to be up about 6-8 percent and earnings in the range of 82-87 cents per diluted share, up 12-19 percent from second quarter last year,” said Poses. “In addition, we’re reaffirming our 2005 guidance of 6-7 percent sales growth and earnings of $2.60-2.75 per diluted share, which assumes that for the year tax items will offset operational consolidation expenses. We’re also on track with our 2005 goal to generate $890 million in net cash provided by operating activities and more than $550 million in free cash flow, up from our record 2004 results.”

      In the first quarter, segment income was $202.1 million, flat compared with the record first quarter last year. Segment income included operational consolidation expenses associated with previously announced plant reductions, severance, asset impairment and similar expenses. Excluding those operational consolidation expenses, segment income was up 10 percent to $222.5 million. Total operating margin for the quarter was 8.6 percent, down from 9.3 percent the prior year. Excluding operational consolidation expenses, total operating margin was 9.5 percent. Net cash used by operating activities was $50 million, $88.8 million below last year because of increased working capital, tax payments and capital expenditures. Free cash flow represented a use of $98.6 million. On March 25, the company paid its new quarterly dividend of 15 cents per share of common stock to shareholders of record on February 28. In addition, the company bought back $140 million in common stock during the quarter.

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      To facilitate understanding of first-quarter results, several tables follow this news release. The first-quarter results that exclude operational consolidation expenses, tax items and foreign exchange are non-GAAP measures. Free cash flow, another measure used, is also non-GAAP. Management believes that these measures, discussed in this text and in the tables, are helpful in assessing the overall performance of the company. Some of the items are used, in part, to determine incentive compensation for current employees. These measures should be considered in addition to, not as a substitute for, GAAP measures.

FIRST QUARTER BUSINESS HIGHLIGHTS

      AIR CONDITIONING SYSTEMS AND SERVICES sales were $1.257 billion, up 8 percent over first quarter last year. Segment income was $87.6 million, down 6 percent primarily because of operational consolidation expenses, cost escalations and the continuing impact of commodity costs, which were partially offset by price increases. Segment income was up 8 percent excluding operational consolidation expenses of $12.8 million. Operating margin was 7 percent, down 1 percentage point, but flat excluding operational consolidation expenses. During the quarter, the company announced new price increases in all regions for commercial equipment.

      Large contracts signed during the quarter include ones for Auburn University in Alabama; Bandar Utama hotel and shopping complex in Malaysia; Bangkok (Thailand) Hilton; Boyd Gaming in Las Vegas, Nev.; Cairns Airport (Australia); Baptist Memorial Hospital-Desoto in Southaven, Miss.; DuPont Fabros in Virginia; Dynetics in Huntsville, Ala.; Harrah’s in Iowa and Missouri; Host Marriott properties in Atlanta and Chicago; Mercedes Benz plant in Beijing, China; North Carolina Museum of Art; North High School in Sioux City, Iowa; Robins Air Force Base in Georgia; Rosen’s Shingle Creek Resort in Orlando, Fla.; St. Jude Children’s Research Hospital in Memphis, Tenn.; T.C. Williams High School in Alexandria, Va.; Texas Instruments in Dallas; Wayne County (North Carolina) Public Schools; White Bear Lake (Minnesota) School District; and Wynn Resort in Macau, China.

      BATH AND KITCHEN sales rose slightly to $604.1 million, helped by foreign exchange. In addition, the Champion® toilet continued to generate strong sales. Segment income was $44.8 million, down 11 percent compared with last year and down 3 percent excluding operational consolidation expenses of $3.9 million. The segment income reduction resulted primarily from lost sales and higher costs caused by the short-term production issues affecting the European region and was partially offset by favorable price. Operating margin was 7.4 percent, down 1 percent from the prior year, and 8.1 percent excluding operational consolidation expenses.

      “We expect to resolve the bulk of the Bath and Kitchen production issues by the end of the second quarter,” said Poses.

      During the quarter, Bath and Kitchen launched extensive new product lines for its Ideal Standard and JADO brands at the ISH trade fair in Frankfurt, Germany, including five total bathroom suites; innovative shower, sauna, steam and whirlpool systems; gourmet kitchen fittings and electronic faucets as well as a variety of bathroom fittings such as those with STRASS®Swarovski® crystal handles. In China, Bath and Kitchen opened its flagship Bathaus in Beijing, now the company’s largest showroom in the world, with trend-setting products and new technology. Key commercial wins in China during the quarter included the Academy of Arts and Design at Tsinghua University in Beijing, Dongguan Science and Technology Museum near Guangzhou City, Oriental Fontana Garden luxury villas in Shanghai and Traders Hotel in Beijing. In the U.S., the company launched new bath and kitchen television and print advertising. It also sponsored the “This Old House” 25th anniversary showhouse (the Carlisle project) and, with American Standard-branded heating, ventilation and air conditioning products, is sponsoring the popular “Ask This Old House” television program on the Public Broadcasting Service (PBS).

      VEHICLE CONTROL SYSTEMS first-quarter sales were $479 million, up 14 percent over last year because of higher truck builds, increased content per vehicle, higher after-market sales and favorable foreign exchange. Those factors more than offset the impact from the expiration of certain passenger car platforms. Segment income was $69.7 million, up 18 percent from last year’s strong first quarter and up 25 percent excluding operational consolidation expenses of $3.7 million. Segment income benefited primarily from volume and productivity increases, which overcame typical pricing decreases and operational consolidation expenses. Operating margin was 14.6 percent, up 0.6 percentage points or 15.3 percent excluding operational consolidation expenses.

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      During the quarter, DaimlerChrysler named WABCO as a development partner for the new generation air disc brake system on its Königsklasse heavy-duty truck, scheduled for production in late 2007. Freightliner selected WABCO’s clutch control for launch on new heavy-duty models in spring 2007. GM’s Saab (9-7) SUV now includes WABCO’s electronic air suspension system (ECAS) as a standard feature. Hyundai Motor Company, a leading Asian commercial vehicle manufacturer, will upgrade its light-duty trucks with WABCO hydraulic power brakes beginning in summer 2006. NEOMAN, the bus division of MAN Group, selected WABCO new generation Electronic Braking System (EBS) for series production on all Neoplan and MAN coaches and buses, including all MAN city buses starting in 2006. In addition, the public bus operator in Thessaloniki, the second largest city in Greece, is equipping more than 500 buses with WABCO Integrated Vehicle Tire Pressure Monitoring (IVTM) systems.

      PLEASE NOTE: American Standard Chairman and CEO Frederic Poses and Chief Financial Officer Peter D’Aloia will discuss the company’s performance and provide guidance on a two-way conference call for financial analysts at 9:30 a.m. EDT today. Related financial charts, reconciliation between GAAP and non-GAAP financial measures, and certain other information to be discussed on the conference call are available under the heading, “American Standard’s First-quarter 2005 Results” on the company’s Web site, www.americanstandard.com. Reporters and the public are invited to listen to the call, which will be broadcast on the Web site and archived for one year. If you’re unable to connect to the company’s Web site, you may listen via telephone. The dial-in number is (913) 981-4910. Please call five to 10 minutes before the scheduled start time. The number of telephone connections is limited. A replay of the conference call will be available from 12:30 p.m. EDT today until 11:59 p.m. EDT on April 26. For the replay, please dial (719) 457-0820. The replay access code is 4039048.

      Comments in this news release, particularly those related to earnings guidance, contain certain forward-looking statements, which are based on management’s good faith expectations and belief concerning future developments. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “plans,” “strategy,” “prospects,” “estimate,” “project,” “anticipate,” “intends” and other words of similar meaning. Actual results may differ materially from these expectations as a result of many factors including (i) pricing changes to materials used to produce its products and the ability to offset those changes through price increases; (ii) changes in U.S. or international economic conditions, such as inflation and interest rate and exchange rate fluctuations; and (iii) the actual level of construction activity in the company’s end-markets. Additional factors that could cause actual results to differ materially from expectations are set forth in the company’s 2004 Annual Report on Form 10-K and in the “Management’s Discussion and Analysis” section of the company’s Quarterly Reports on Form 10-Q. American Standard does not undertake any obligation to update such forward-looking statements. Management uses free cash flow to measure the company’s operating performance and analyzes year-over-year changes in operating results with and without the effect of operational consolidation expenses and certain tax items and believes shareowners do the same. Accordingly, management believes that excluding these effects is helpful in assessing the overall performance of the business. In addition, certain non-GAAP measures may be used, in part, to determine incentive compensation for current employees.

      American Standard is a $9.5 billion global manufacturer with market leading positions in three businesses: air conditioning systems and services, sold under the Trane® and American Standard® brands for commercial, institutional and residential buildings; bath and kitchen products, sold under such brands as American Standard® and Ideal Standard®; and vehicle control systems, including electronic braking and air suspension systems, sold under the WABCO® name to the world’s leading manufacturers of heavy-duty trucks, buses, SUVs and luxury cars. The company employs approximately 61,000 people and has manufacturing operations in 28 countries. American Standard is included in the S&P 500.

For more information, reporters may contact:

Lisa Glover, (732) 980-6048, lglover@americanstandard.com, or Shelly London, (732) 980-6175, slondon@americanstandard.com

For more information, investors and financial analysts may contact:

Bruce Fisher, (732) 980-6095, bfisher@americanstandard.com, or Todd Gleason, (732) 980-6399, tgleason@americanstandard.com

Additional information is available at http://www.americanstandard.com. U.S. callers can listen to the latest news release and other corporate information by dialing (888) ASD-NEWS.

Copyright © 2005 American Standard Inc.

American Standard Companies Inc.
Consolidated Statement of Operations
(Unaudited)

In millions	Three Months Ended March 31,
except per share data
	2005	2004
Sales
Air Conditioning Systems and Services	$1,257.2	$1,163.3
Bath & Kitchen	604.1	601.4
Vehicle Control Systems	479.0	420.3

Total	$2,340.3	$2,185.0

Segment income
Air Conditioning Systems and Services	$87.6	$93.0
Bath & Kitchen	44.8	50.3
Vehicle Control Systems	69.7	58.9

Total	202.1	202.2
Equity in net income of unconsolidated joint ventures	7.8	6.5

	209.9	208.7
Interest expense	29.6	29.3
Corporate and other expenses	53.2	56.8

Income before income taxes	127.1	122.6
Income taxes	2.2	38.0

Net income	$124.9	$84.6

Net income per common share:
Basic	$0.58	$0.39

Diluted	$0.57	$0.38

Average outstanding common shares:
Basic	214.0	216.5
Diluted	220.1	222.2

Reconciliation of Net Income to Adjusted Net Income and Adjusted Net Income per Diluted Common Share Adjusted for Operational Consolidation Expenses and Tax Items.

2005
Net income	$124.9
Adjustments:
Operational consolidation expenses ($20.4m), net of ($5.6m) tax benefit	14.8
Tax Items	(36.4)

Adjusted net income	$103.3

Adjusted net income per diluted common share	$0.47

Average outstanding common shares:
Diluted	220.1

American Standard Companies, Inc.
Data Supplement Sheet

     This Data Supplement Sheet includes information on backlog and information excluding the effect of foreign exchange translation on operating results. Additionally, operational consolidation expenses have been noted below. Approximately half of the Company’s business is outside the U.S., therefore changes in exchange rates can have a significant impact on results when reported in U.S. Dollars. Management consistently analyzes sales, segment income and segment operating margins with and without the effects of foreign exchange translation and believes these comparisons help shareholders better understand the effect of foreign translation on our results. Additionally, management analyzes year over year changes to its operating performance with and without operational consolidation expenses. Accordingly, management believes it is useful to present this information to shareholders.

In millions	Three Months Ended March 31,
	Reported	Reported	% Chg vs.	% Chg vs. 2004
	2005 (1)	2004	2004	Excl. FX (2)
Air Conditioning Systems and Services
Sales	1,257.2	1,163.3	8%	7%
Segment Income	87.6	93.0	-6%	-6%
Operating Margin	7.0%	8.0%	-1.0 pts	-1.0 pts
Backlog	689.7	641.6	7%	6%
Bath & Kitchen
Sales	604.1	601.4	0%	-2%
Segment Income	44.8	50.3	-11%	-14%
Operating Margin	7.4%	8.4%	-1.0 pts	-1.0 pts
Vehicle Control Systems
Sales	479.0	420.3	14%	8%
Segment Income	69.7	58.9	18%	12%
Operating Margin	14.6%	14.0%	0.6 pts	0.5 pts
Backlog	789.2	667.0	18%	13%
Total Company
Sales	2,340.3	2,185.0	7%	5%
Segment Income	202.1	202.2	0%	-3%
Operating Margin	8.6%	9.3%	-0.7 pts	-0.7 pts

(1) Segment income includes $20.4 million for operational consolidation expenses, comprised of $12.8 million for Air Conditioning Systems and Services, $3.9 million for Bath & Kitchen, and $3.7 for Vehicle Control Systems.

(2) Excluding the impact of foreign exchange translation.

American Standard Companies Inc.
Consolidated Balance Sheet
(Unaudited)

(dollars in millions)
	March 31,	December 31,
	2005	2004
Current Assets:
Cash and cash equivalents	$240.1	$229.5
Accounts receivable, less allowance for doubtful accounts	1,191.7	1,154.5
March 2005 - $44.1; Dec. 2004 - $46.2
Inventories:
Finished products	747.3	658.0
Products in process	236.8	233.2
Raw materials	232.0	196.0

	1,216.1	1,087.2
Proceeds due from debt commitment	198.2	—
Other current assets	441.1	418.7

Total Current Assets	3,287.2	2,889.9
Facilities, less accumulated depreciation	1,578.8	1,616.6
March 2005 - $1,122.1; Dec. 2004 - $1,123.7
Goodwill, less accumulated amortization:	1,137.2	1,182.0
March 2005 - $416.8; Dec. 2004 - $432.3
Capitalized software, less accumulated amortization:	222.2	230.0
March 2005 - $285.0; Dec. 2004 - $274.5
Debt issuance costs, net of accumulated amortization:	14.1	15.4
March 2005 - $29.5; Dec. 2004 - $28.2
Long-term asbestos indemnity recoveries	366.0	365.1
Other assets	529.2	542.9

Total Assets	$7,134.7	$6,841.8

Current Liabilities:
Loans payable to banks	$115.2	$76.6
Current maturities of long-term debt	2.5	2.2
Accounts payable	905.6	887.2
Accrued payrolls	318.5	331.2
Current portion of warranties	171.3	155.1
Taxes on income	89.3	130.5
Obligation to fund debt commitment	198.2	—
Other accrued liabilities	739.5	763.9

Total Current Liabilities	2,540.1	2,346.7
Long-Term Debt	1,634.2	1,429.1
Other Long-Term Liabilities
Reserve for post-retirement benefits	728.5	744.1
Long-term portion of asbestos indemnity liability	680.1	683.4
Long-term portion of warranties	237.6	242.4
Deferred taxes on income	77.5	94.3
Other liabilities	367.9	371.5

Total Liabilities	6,265.9	5,911.5
Shareholders’ Equity
Preferred stock, 2,000,000 shares authorized	—	—
none issued and outstanding
Common stock $.01 par value, 560,000,000 shares authorized; shares issued: 251,769,030 in 2005; 251,768,741 in 2004; and shares outstanding: 212,784,830 in 2005; 214,947,988 in 2004	2.5	2.5
Capital surplus	806.8	794.5
Treasury stock	(887.1)	(760.1)
Retained earnings	1,239.4	1,146.6
Foreign currency translation effects	(146.0)	(102.8)
Deferred gain on hedge contracts, net of tax	10.2	9.3
Minimum pension liability adjustment, net of tax	(157.0)	(159.7)

Total Shareholders’ Equity	868.8	930.3

Total Liabilities & Shareholders’ Equity	$7,134.7	$6,841.8

American Standard Companies Inc.
Reconciliation of Net Cash Provided (Used)
By Operating Activities to Free Cash Flow
(Unaudited)

In millions	Three Months Ended March 31,

	2005	2004
Cash provided by operating activities:
Net Income	$124.9	$84.6
Adjustments to reconcile net income to net cash provided by operating activities	(174.9)	(45.8)

Net cash provided (used) by operating activities	(50.0)	38.8
Other deductions or additions to reconcile to Free Cash Flow:
Purchases of property, plant, equipment and computer software	(53.8)	(38.1)
Proceeds from disposals of property	5.2	—

Free cash flow	$(98.6)	$0.7

Note:	This statement reconciles net cash provided (used) by operating activities to free cash flow. Management uses free cash flow, which is not defined by US GAAP, to measure the Company’s operating performance. Free cash flow is also one of several measures used to determine incentive compensation for certain employees.

American Standard Companies Inc.
Reconciliation of Net Cash Provided By
Operating Activities to Free Cash Flow
(Unaudited)

In millions	Twelve Months Ended December 31,

	2005 Estimate	2004
Net cash provided by operating activities	$890.0+	$737.6
Other deductions or additions to reconcile to Free Cash Flow:
Purchases of property, plant, equipment and computer software	(350.0) +	(262.5)
Proceeds from disposals of property	10.0 +	29.4

Free cash flow	$550.0+	$504.5

Note:	This statement reconciles net cash provided by operating activities to free cash flow. Management uses free cash flow, which is not defined by US GAAP, to measure the Company’s operating performance. Free cash flow is also one of several measures used to determine incentive compensation for certain employees.